As filed with the Securities and Exchange Commission on May 9, 2011

REGISTRATION NO. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INNOSPEC INC.

(Exact name of registrant as specified in its charter)

Delaware	98-0181725
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8375 South Willow Street Littleton, Colorado	(303) 792-5554	80124
(Address of Principal Executive Offices)	(Telephone number with area code)	(Zip Code)

THE INNOSPEC INC. PERFORMANCE RELATED STOCK OPTION PLAN 2008

THE INNOSPEC INC. COMPANY SHARE OPTION PLAN 2008

THE INNOSPEC INC. NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN 2008

THE INNOSPEC INC. SHARESAVE PLAN 2008

(Full title of the plan)

Patrick S. Williams

President and Chief Executive Officer

Innospec Inc.

8375 South Willow Street

Littleton, CO 80124

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Michele F. Vaillant, Esq.

McCarter & English, LLP

Four Gateway Center

100 Mulberry Street

Newark, NJ 07102

(973) 622-4444

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b–2 of the Exchange Act. (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☒

Non-Accelerated Filer	☐	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(11)
Common Stock, par value $0.01 per share issuable under The Innospec Inc. Performance Related Stock Option Plan 2008	569,801(2)	$32.28(2)	$18,393,176.28(2)	$2,135.45
Common Stock, par value $0.01 per share issuable under The Innospec Inc. Performance Related Stock Option Plan 2008	5,199(3)	$32.28(3)	$ 167,823.72(3)	$ 19.48
Common Stock, par value $0.01 per share issuable under The Innospec Inc. Company Share Option Plan 2008	90,000(4)	$4.07(4)	$ 366,300.00(4)	$ 42.53
Common Stock, par value $0.01 per share issuable under The Innospec Inc. Company Share Option Plan 2008	61,829(4)	$4.62(4)	$ 285,649.98(4)	$ 33.16
Common Stock, par value $0.01 per share issuable under The Innospec Inc. Company Share Option Plan 2008	38,170(4)	$10.38(4)	$ 396,204.60(4)	$ 46.00
Common Stock, par value $0.01 per share issuable under The Innospec Inc. Company Share Option Plan 2008	1(5)	$32.28(5)	$32.28(5)	$0
Common Stock, par value $0.01 per share issuable under The Innospec Inc. Non-Employee Directors’ Stock Option Plan 2008	3,000(6)	$32.28(6)	$96,840.00(6)	$11.24
Common Stock, par value $0.01 per share issuable under The Innospec Inc. Non-Employee Directors’ Stock Option Plan 2008	4,076(7)	$22.08(7)	$89,998.08(7)	$10.45
Common Stock, par value $0.01 per share issuable under The Innospec Inc. Non-Employee Directors’ Stock Option Plan 2008	14,952(7)	$4.62(7)	$69,078.24(7)	$8.02
Common Stock, par value $0.01 per share issuable under The Innospec Inc. Non-Employee Directors’ Stock Option Plan 2008	21,675(7)	$10.38(7)	$224,986.50(7)	$26.12
Common Stock, par value $0.01 per share issuable under The Innospec Inc. Non-Employee Directors’ Stock Option Plan 2008	3,673(7)	$12.25(7)	$44,994.25(7)	$5.22
Common Stock, par value $0.01 per share issuable under The Innospec Inc. Non-Employee Directors’ Stock Option Plan 2008	8,300(7)	$27.11(7)	$225,013.00(7)	$26.12
Common Stock, par value $0.01 per share issuable under The Innospec Inc. Non-Employee Directors’ Stock Option Plan 2008	29,324(8)	$32.28(8)	$946,578.72(8)	$109.90
Common Stock, par value $0.01 per share issuable under The Innospec Inc. Sharesave Plan 2008	312,187(9)	$11.40(9)	$3,558,931.80(9)	$413.19
Common Stock, par value $0.01 per share issuable under The Innospec Inc. Sharesave Plan 2008	31,709(9)	$14.03(9)	$444,877.27(9)	$51.65
Common Stock, par value $0.01 per share issuable under The Innospec Inc. Sharesave Plan 2008	406,104(10)	$32.28(10)	$13,109,037.12(10)	$1,521.96
	1,600,000		$38,419,521.84	$4,460.51

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is also registering hereunder an indeterminate number of additional shares of common stock that may become issuable under the Plans (as defined below) by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company’s outstanding shares of common stock.
(2)

Represents shares issuable upon the exercise of outstanding options under The Innospec Inc. Performance Related Stock Option Plan 2008, all of which are exercisable at an exercise price of $0 per share. Since it would not be possible to arrive at a proposed maximum offering price per share and a maximum aggregate offering price using a $0 exercise price, the proposed maximum offering price per share and the maximum aggregate offering price for the shares issuable upon the exercise of these options was estimated pursuant to Rule 457(h) of the Securities Act on the basis of the $32.28 average of the high and low trading prices of the Registrant’s common stock as reported on the Nasdaq Stock Market on May 5, 2011.

(3)	Represents shares reserved for issuance pursuant to future awards under The Innospec Inc. Performance Related Stock Option Plan 2008. The proposed maximum offering price per share and the maximum aggregate offering price for these shares were estimated pursuant to Rules 457(c) and 457(h) of the Securities Act on the basis of the $32.28 average of the high and low trading prices of the Registrant’s common stock as reported on the Nasdaq Stock Market on May 5, 2011.
(4)	The registration fee for shares of common stock issuable upon the exercise of outstanding options under The Innospec Inc. Company Share Option Plan 2008 was calculated pursuant to Rule 457(h) of the Securities Act using the prices at which such outstanding options may be exercised.
(5)	Represents shares reserved for issuance pursuant to future awards under The Innospec Inc. Company Share Option Plan 2008. The proposed maximum offering price per share and the maximum aggregate offering price for these shares were estimated pursuant to Rules 457(c) and 457(h) of the Securities Act on the basis of the $32.28 average of the high and low trading prices of the Registrant’s common stock as reported on the Nasdaq Stock Market on May 5, 2011.
(6)	Represents shares issuable upon the exercise of outstanding options under The Innospec Inc. Non-Employee Directors’ Stock Option Plan 2008, all of which are exercisable at an exercise price of $0 per share. Since it would not be possible to arrive at a proposed maximum offering price per share and a maximum aggregate offering price using a $0 exercise price, the proposed maximum offering price per share and the maximum aggregate offering price for the shares issuable upon the exercise of these options was estimated pursuant to Rule 457(h) of the Securities Act on the basis of the $32.28 average of the high and low trading prices of the Registrant’s common stock as reported on the Nasdaq Stock Market on May 5, 2011.
(7)	The registration fee for shares of common stock issuable upon the exercise of outstanding options under The Innospec Inc. Non-Employee Directors’ Stock Option Plan 2008 was calculated pursuant to Rule 457(h) of the Securities Act using the prices at which such outstanding options may be exercised.
(8)	Represents shares reserved for issuance pursuant to future awards under The Innospec Inc. Non-Employee Directors’ Stock Option Plan 2008. The proposed maximum offering price per share and the maximum aggregate offering price for these shares were estimated pursuant to Rules 457(c) and 457(h) of the Securities Act on the basis of the $32.28 average of the high and low trading prices of the Registrant’s common stock as reported on the Nasdaq Stock Market on May 5, 2011.
(9)	The registration fee for shares of common stock issuable upon the exercise of outstanding options under The Innospec Inc. Sharesave Plan 2008 was calculated pursuant to Rule 457(h) of the Securities Act using the prices at which such outstanding options may be exercised.
(10)	Represents shares reserved for issuance pursuant to future awards under The Innospec Inc. Sharesave Plan 2008. The proposed maximum offering price per share and the maximum aggregate offering price for these shares were estimated pursuant to Rules 457(c) and 457(h) of the Securities Act on the basis of the $32.28 average of the high and low trading prices of the Registrant’s common stock as reported on the Nasdaq Stock Market on May 5, 2011.
(11)	The amount of the registration fee was calculated pursuant to Section 6(b) of the Securities Act, which provides that the fee shall be $116.10 per $1,000,000 of the proposed maximum aggregate offering price of the securities proposed to be offered.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I (Plan Information) of Form S-8. The documents containing the information specified in Part I (Plan Information) will be delivered to the participants in the following plans (collectively, the “Plans”): (a) The Innospec Inc. Performance Related Stock Option Plan 2008, (b) The Innospec Inc. Company Share Option Plan 2008, (c) The Innospec Inc. Non-Employee Directors’ Stock Option Plan 2008 and (d) The Innospec Inc. Sharesave Plan 2008, as required by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Commission as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are incorporated by reference in the Section 10(a) prospectus, and any of the other documents required to be delivered to employees pursuant to Rule 428(b), will be available without charge by directing inquiry to the Corporate Secretary by mail at Innospec Inc., 8375 South Willow Street, Littleton, Colorado 80124, United States or by telephone at 303-792-5554.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by Innospec Inc. (the “Registrant”) with the Commission, or designated portions thereof, are incorporated in this Registration Statement by reference, other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K:

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the Commission on February 18, 2011;

•	The Registrant’s Definitive Proxy Statement filed with the Commission on April 1, 2011, including any amendments or supplements filed for the purpose of updating same;

•

The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 10-12B filed with the Securities and Exchange Commission on April 10, 1998, including any amendment or report filed for the purposes of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold, or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, is furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference in this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) authorizes a corporation to limit or eliminate its directors’ personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, other than for: (i) any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) any unlawful payment of dividends, stock purchases, or redemption of shares; or (iv) any transaction from which the director derived an improper personal benefit.

Article Seventh of the Restated Certificate of Incorporation of the Registrant provides, as authorized by Section 102(b)(7) of the DGCL, that no director shall be personally liable to the Registrant or any of its stockholders for monetary damages arising from a breach of fiduciary duty as a director. In addition, the Restated Certificate of Incorporation of the Registrant provides for the indemnification of directors and officers of the Registrant to the fullest extent permitted by the DGCL.

Section 145 of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful; provided that indemnification for an action or suit by or in the right of the corporation is limited to expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability, in view of the circumstances such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Article Eighth of the Restated Certificate of Incorporation of the Registrant provides that the Registrant shall indemnify its directors and officers to the fullest extent authorized or permitted by law and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Registrant and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Registrant shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the board of directors of the Registrant. The right to indemnification conferred by Article Eighth of the Restated Certificate of Incorporation of the Registrant shall include the right to be paid by the Registrant the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

Article VIII, Section 1 of the Amended and Restated By-Laws of the Registrant (the “By-Laws”) provides that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative

(other than an action by or in the right of the Registrant) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was a director or officer of the Registrant serving at the request of the Registrant as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful.

Article VIII, Section 2 of the By-Laws of the Registrant provides that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Registrant, or is or was a director or officer of the Registrant serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Indemnification under Article VIII of the By-Laws of the Registrant shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

Section 145(g) of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

Article VIII, Section 8 of the By-Laws of the Registrant provides that the Registrant may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Registrant or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the Registrant would have the power to indemnify such person against such liability under Article VIII of the By-Laws.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Restated Certificate of Incorporation of the Registrant†
4.2	Amended and Restated By-Laws of the Registrant†
4.3	Certificate of Designation of Series B Junior Participating Preferred Stock of the Registrant#
4.4	Rights Agreement dated June 12, 2009 between the Registrant and Computershare Trust Company, N.A.#
4.5	Form of Common Stock Certificate¤
4.6	The Innospec Inc. Performance Related Stock Option Plan 2008*
4.7	The Innospec Inc. Company Share Option Plan 2008*
4.8	The Innospec Inc. Non-Employee Directors’ Stock Option Plan 2008*

4.9	The Innospec Inc. Sharesave Plan 2008*
5.1	Opinion of McCarter & English, LLP
23.1	Consent of McCarter & English, LLP (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP
24.1	Power of Attorney (included on the signature page of this Registration Statement)

†	Incorporated by reference to Exhibits 3.1 and 3.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Commission on March 16, 2006.
#	Incorporated by reference to Exhibits 3.1 and 4.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 12, 2009.
¤	Incorporated by reference to Exhibit 4.1 to Amendment No. 1 on Form 10-12B/A to a Registration Statement on Form 10-12B filed with the Commission on April 21, 1998.
*	Incorporated by reference to Appendices A through D to the Definitive Proxy Statement of the Registrant filed with the Commission on March 31, 2008.

Item 9. Undertakings.

(A) The undersigned Registrant hereby undertakes:

(1) to file, during the period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i), (A)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement or is contained in a form of prospectus pursuant to Rule 424(b) that is part of the Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the

Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Littleton, Colorado, on May 9, 2011.

INNOSPEC INC.

By:	/s/ Patrick S. Williams
Patrick S. Williams
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ian P. Cleminson as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ Patrick S. Williams Patrick S. Williams	President and Chief Executive Officer	May 9, 2011

/s/ Ian P. Cleminson Ian P. Cleminson	Executive Vice President and Chief Financial Officer	May 9, 2011

/s/ Mark A. Bracewell Mark A. Bracewell	Group Financial Controller (Principal Accounting Officer)	May 9, 2011

/s/ Dr. Robert E. Bew Dr. Robert E. Bew	Chairman and Director	May 9, 2011

/s/ Hugh G.C. Aldous Hugh G.C. Aldous	Director	May 9, 2011

/s/ Martin M. Hale Martin M. Hale	Director	May 9, 2011

/s/ Robert I. Paller Robert I. Paller	Director	May 9, 2011

/s/ Joachim Roeser Joachim Roeser	Director	May 9, 2011

/s/ Milton C. Blackmore Milton C. Blackmore	Director	May 9, 2011

EXHIBIT INDEX

Exhibit No.	Description
4.1	Restated Certificate of Incorporation of the Registrant†
4.2	Amended and Restated By-Laws of the Registrant†
4.3	Certificate of Designation of Series B Junior Participating Preferred Stock of the Registrant#
4.4	Rights Agreement dated June 12, 2009 between the Registrant and Computershare Trust Company, N.A.#
4.5	Form of Common Stock Certificate¤
4.6	The Innospec Inc. Performance Related Stock Option Plan 2008*
4.7	The Innospec Inc. Company Share Option Plan 2008*
4.8	The Innospec Inc. Non-Employee Directors’ Stock Option Plan 2008*
4.9	The Innospec Inc. Sharesave Plan 2008*
5.1	Opinion of McCarter & English, LLP
23.1	Consent of McCarter & English, LLP (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP
24.1	Power of Attorney (included on the signature page of this Registration Statement)

†	Incorporated by reference to Exhibits 3.1 and 3.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Commission on March 16, 2006.
#	Incorporated by reference to Exhibits 3.1 and 4.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 12, 2009.
¤	Incorporated by reference to Exhibit 4.1 to Amendment No. 1 on Form 10-12B/A to a Registration Statement on Form 10-12B filed with the Commission on April 21, 1998.
*	Incorporated by reference to Appendices A through D to the Definitive Proxy Statement of the Registrant filed with the Commission on March 31, 2008.